Question 7.c)
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Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								  Is this the
Series								 last filing
Number		Series Name					For this series?
								(Y or N)

103		ALTEGRIS EQUITY LONG/SHORT FUND			   Y
106		ALTEGRIS FIXED INCOME LONG SHORT FUND		   Y
107		ALTEGRIS MULTI STRATEGY ALTERNATIVE FUND	   N
123		ALTEGRIS/AACA REAL ESTATE LONG SHORT FUND	   N
109		BTS Tactical Fixed Income Fund		   	   N


* Please refer to the Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Funds.